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                                                                      EXHIBIT 99




   BAIN CAPITAL AGREES TO MAKE $75 MILLION STRATEGIC INVESTMENT IN STERICYCLE



    LAKE FOREST, Ill., Aug 16, 1999 - Stericycle, Inc. (Nasdaq: SRCL), one of the largest providers of regulated medical waste management services in the United States, today announced that it has entered into a definitive agreement with certain funds managed by Bain Capital Inc. ("Bain") under which such funds will purchase $75 million of newly issued convertible preferred stock of Stericycle concurrently with the closing of Stericycle's purchase of the regulated medical waste management business of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc.

    Stericycle's newly issued convertible preferred stock is expected to pay dividends in kind at the rate of 3.375% per annum and will be convertible into Stericycle common stock at a conversion price of $17.50 per share. At closing, Bain's investment will represent approximately 22% of Stericycle's common stock on a fully diluted, as-if-converted basis.

    Concurrently with the closing of Bain's investment, Mr. Stephen G. Pagliuca and Mr. John P. Connaughton of Bain will join Stericycle's board of directors, expanding Stericycle's board from seven to nine members.

    Mark C. Miller, President and Chief Executive Officer of Stericycle said, "Bain's investment represents a historic milestone for Stericycle. Bain has achieved significant success investing in growth companies over the past15 years. Bain has clearly demonstrated with this agreement its confidence in our aggressive growth strategy. Our entire team is excited about the opportunity to work with the Bain team in building Stericycle."

    John P. Connaughton, a Managing Director of Bain, commented, "We are pleased to work with the outstanding Stericycle team to support this attractive transaction. This acquisition will enhance Stericycle's ability to more effectively service its customers. We look forward to Stericycle's continued growth."

    Founded in 1989, Stericycle has grown to be one of the largest providers of regulated medical waste management services in the United States. With the successful completion of its acquisition of the regulated medical waste management business of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc., Stericycle will become the leading U.S. medical waste services provider.

    Safe Harbor Statement: Statements in this press release which are not strictly historical are "forward-looking." Forward-looking statements involve known and unknown risks and should be viewed with caution. Factors described in the Company's 1998 Annual Report on Form 10-K and the Company's Prospectus dated February 5, 1999 could cause Stericycle's actual results differ materially from expected results. Among the risks and uncertainties that may affect Stericycle's business are: difficulties and delays in the completion and integration of acquisitions generally; Stericycle's inability to obtain the necessary financing and regulatory clearance to complete its previously announced acquisition from Allied Waste Industries, Inc. of the medical waste management operations that Allied has acquired from Browning-Ferris Industries, Inc.; delays and diversion of management attention related to compliance with permitting and regulatory authorities; difficulties and delays with respect to marketing and sales activities; and general uncertainties accompanying expansion into new markets. Stericycle makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

    CONTACT: Mark Miller, 847-607-2038, or Frank ten Brink, 847-607-2051, both of Stericycle, Inc. WEB PAGE: http://www.stericycle.com.



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